UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 23, 2010 (September 17, 2010)

DAYBREAK OIL AND GAS, INC.

(Exact Name of Registrant as Specified in its Charter)

Washington	000-50107	91-0626366
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 W. Main Ave., Suite 1012 Spokane, WA	99201
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (509) 232-7674

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 17, 2010, Daybreak Oil and Gas, Inc., a Washington corporation (the “Company”), closed on a secured loan from Well Works, LLC, a Utah limited liability company (“Well Works”) in the principal amount of $750,000 (the “Loan”). The Loan was made pursuant to a Secured Convertible Promissory Note between the Company and Well Works.

The Loan bears interest at a rate of 10% per annum, and has a one-year maturity date, at which time the entire unpaid principal balance is due in full. The Company may make voluntary prepayments of principal without penalty or premium. An interest payment equal to the interest for the term of the Loan in the amount of $75,000 was prepaid on the closing date out of the Loan proceeds. Upon the occurrence of an event of default, which has not been cured, the Company agrees to pay to Well Works a default fee equal to ten percent of the then unpaid principal balance of the Loan, which will be added to the principal of the Loan and is payable on the earlier occurrence of (1) the date on which the Loan is paid or (2) the maturity date of the Loan. Additionally, the Loan includes a default interest rate equal to 12% and may be accelerated by Well Works upon the occurrence of certain events of default and is automatically accelerated upon a bankruptcy or insolvency event of default.

The Company agreed to pay to Well Works a loan origination fee equal to 250,000 unregistered shares of the Company’s common stock within 60 days after September 17, 2010 or such later date as mutually agreed to between the Company and Well Works. The Company has agreed to adjust the number of shares to be so issued based on changes to the Company’s common stock, such as recapitalizations and stock dividends, between the closing date and the issuance date for such shares.

Under the Loan, Well Works has the right to convert up to 50% of the unpaid principal balance at any time prior to payment in full of the Loan into unregistered Company common stock at a conversion price of $0.16 per share.

Furthermore, as a condition precedent to the Loan, the Company entered into a Technical and Consulting Services Agreement with Well Works, whereby the Company will provide operating, engineering and technical consulting to Well Works for a one year period for the purpose of evaluating 22 wells in Hutchinson County, Texas for Well Works. After six months, Daybreak, at its sole discretion, will have the right to obtain a 10% working interest in the 22 wells in Hutchinson County, Texas at no additional cost.

On September 17, 2010, the Company used a portion of the net proceeds from the Loan to exercise a preferential right to acquire one-third of Chevron U.S.A. Inc.’s fifty percent working interest in the East Slopes Project in Kern County, California (the “East Slopes Project”), thereby increasing the Company’s working interest in the East Slopes Project from 25% to 41.67%.

The Loan is secured by a Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement, executed on September 17, 2010, by the Company in favor of Well Works on the Bear Lease and Sunday Lease located in the East Slopes Project.

As additional consideration for the Loan, on September 17, 2010, the Company executed an Assignment of Net Profits Interest, in favor of Well Works, whereby the Company assigned two percent of the net profits realized by the Company on the leases in the East Slopes Project to Well Works.

The above description of the Loan is qualified in its entirety by the full text of the Secured Convertible Promissory Note, the Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement, the Technical and Consulting Services Agreement and the Assignment of Net Profits Interest, each attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively.

Item 2.03 Creation of a Direct Financial Obligation

The information set forth under Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

Item 7.01 Regulation FD Disclosure.

On September 23, 2010, the Company issued a press release announcing that the Company closed on the $750,000 Loan, of which a portion was used to fund the acquisition of one-third of Chevron U.S.A. Inc.’s fifty percent working interest in the East Slopes Project leases. The press release is attached hereto as Exhibits 99.1, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1 – Secured Convertible Promissory Note, dated September 17, 2010, by and between Daybreak Oil and Gas, Inc. and Well Works, LLC.

10.2 – Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement, dated September 17, 2010, by and between Daybreak Oil and Gas, Inc., as mortgagor, and Well Works, LLC, as trustee and beneficiary.

10.3 – Technical and Consulting Services Agreement, dated September 17, 2010, by and between Daybreak Oil and Gas, Inc. and Well Works, LLC.

10.4 – Assignment of Net Profits Interest, dated September 17, 2010, by and between Daybreak Oil and Gas, Inc., as assignor, and Well Works, LLC, as assignee.

99.1 – Press Release of Daybreak Oil and Gas, Inc. dated September 23, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAYBREAK OIL AND GAS, INC.

By: /s/ James F. Westmoreland

James F. Westmoreland, President and Chief Executive Officer

Date:  September 23, 2010

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 10.1	Secured Convertible Promissory Note, dated September 17, 2010, by and between Daybreak Oil and Gas, Inc. and Well Works, LLC.

Exhibit 10.2

Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement, dated September 17, 2010, by and between Daybreak Oil and Gas, Inc., as mortgagor, and Well Works, LLC, as trustee and beneficiary.

Exhibit 10.3	Technical and Consulting Services Agreement, dated September 17, 2010, by and between Daybreak Oil and Gas, Inc. and Well Works, LLC.
Exhibit 10.4	Assignment of Net Profits Interest, dated September 17, 2010, by and between Daybreak Oil and Gas, Inc., as assignor, and Well Works, LLC, as assignee.

Exhibit 99.1	Press Release of Daybreak Oil and Gas, Inc. dated September 23, 2010.